                                                             UNITED STATES
                                                  SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, D.C. 20549


                                                                FORM 3
                                                    Initial Statement of Beneficial
                                                        Ownership of Securities
                                           Filed pursuant to Section 16(a) of the Securities
                                              Exchange Act of 1934, Section 17(a) of the
                                             Public Utility Holding Company Act of 1935 or
                                            Section 30(f) of the Investment Company Act of
                                                                 1940

--------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting         2. Date of Event Requiring Statement     3. I.R.S. Identification Number of
Person                                   (Month/Day/Year)                         Reporting Person, if an entity
                                                                                  (voluntary)
James C. Mason                           August 6, 1999
Global Network, Inc.
575 Madison Ave., 10th Floor
New York, NY 10022
--------------------------------------------------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading     5. Relationship of Reporting Person(s)   6. If Amendment, Date of Original
Symbol                                   to Issuer (Check all applicable)         (Month/Year)

Global Network, Inc.                      X   Director                            _______________________
                                         ---
                                          X   10% Owner                           7. Individual or Joint/Group
                                         ---                                      Filing (Check Applicable Line)
                                          X   Officer (give title below)
                                         ---                                      X  Form filed by One Reporting
                                              Other (specify below)              --- Person
                                         ---                                         Form filed by More than One
                                                                                 --- Reporting Person
                                         (President & Chief Executive Officer)
--------------------------------------------------------------------------------------------------------------------

                            Table I -- Non-Derivative Securities Beneficially Owned
---------------------------------------------------------------------------------------------------------------
1. Title of Security            2. Amount of Securities      3. Ownership Form: Direct    4. Nature of Indirect
                                Beneficially Owned           (D) or Indirect (I)          Beneficial Ownership
---------------------------------------------------------------------------------------------------------------
     Common Stock                      2,305,000                        D
---------------------------------------------------------------------------------------------------------------

                              Table II -- Derivative Securities Beneficially Owned
                         (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------
1. Title of           2. Date            3. Title and        4. Conversion      5. Ownership Form   6. Nature of
Derivative Security   Exercisable and    Amount of           Exercise or        of Derivative       Indirect
                      Expiration Date    Securities          Price of           Securities;         Beneficial
                      (month/day/        Underlying          Derivative         Direct (D) or       Ownership
                      year)              Derivative          Security           Indirect (I)
                                         Security
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------


/s/ James C. Mason                                   August 9, 2001
-----------------------------                        ----------------
Signature of Reporting Person                        Date